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Exhibit 10.20

April 27, 2004

PRIVATE AND CONFIDENTIAL

DLJ Merchant Banking II, Inc.
11 Madison Avenue
New York, NY 10010

Von Hoffmann Corporation
1000 Camera Avenue
St. Louis, MO 63126

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement dated March 26, 2002, as amended (the "Amendment") on October 31, 2003 (as amended, the "Agreement"), a copy of which is attached hereto, between Credit Suisse First Boston Corporation (n/k/a Credit Suisse First Boston LLC "CSFB") and Von Hoffmann Corporation (the "Company"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

CSFB hereby assigns as of the date hereof all of its rights and obligations under the Agreement to DLJ Merchant Banking II, Inc. ("Merchant Banking"), and Merchant Banking hereby assumes as of the date hereof all of the rights and obligations of CSFB under the Agreement. The Company hereby consents to such assignment and assumption, and the Company shall pay to Merchant Banking, instead of the amounts and the times set forth in paragraph 2(a) of the Agreement, the Annual Fee in the amount, and at the times, set forth in the following paragraph.

Merchant Banking and the Company hereby agree that after giving effect to the foregoing assignment (i) the waiver of the Annual Fee referenced in the Amendment is hereby terminated; (ii) the Agreement shall be valid and effective for a term of one (1) year from the date hereof; (iii) the Annual Fee due and payable for 2004 (i.e. $500,000) shall be paid by the Company within three (3) business days following the date hereof; and (iv) paragraph 5 (Additional Services) of the Agreement is deleted in its entirety.

Notwithstanding the foregoing, CSFB and its affiliates shall have the rights and benefits provided by the indemnity set forth on Annex A to the Agreement (in addition to, and not to the exclusion of, Merchant Banking) for any advisory services rendered or failed to be rendered by CSFB to the Company pursuant to the Agreement prior to the date hereof.

Please confirm your agreement with the foregoing by signing in the space indicated below and returning an executed copy of this letter to CSFB.

Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ EDWARD YORKE Name: Edward Yorke Title: Authorized Signatory

Accepted and agreed to
this 27th day of April, 2004

DLJ MERCHANT BANKING II, INC.

By:	/s/ MICHAEL ISIKOW Name: Michael Isikow Title: Vice President

Acknowledged and agreed to
this 27th day of April, 2004

VON HOFFMANN CORPORATION

By:	/s/ GARY WETZEL Name: Gary Wetzel Title: Chief Financial Officer

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  Exhibit 10.20